Exhibit 99.1

Press Release #201128	FOR IMMEDIATE RELEASE	October 11, 2011

Enertopia Acquires Mildred Peak, Arizona Property

Vancouver, BC—Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces the definitive agreement for the Mildred Peak, Arizona project has been completed.

The Mildred Peak property is located approximately 65 miles south west of Tucson, Arizona. The property covers approximately 6,220 acres. Historic work on the project has included surface sampling, trenching and drilling of both high grade gold / silver targets and lower grade bulk tonnage potential gold / silver targets. The Property was drilled by Golden Arch Resources in 2004 and 2006. Below are summary results from three diamond drill holes from one area which appears to be open in all directions:

Hole #	From – To (ft)	Width (ft)	Gold g/t	Silver g/t
MP05-06	32 - 117	85	1.3	10.0
MP06-08	0 - 200	200	0.4	4.6
MP06-10	26 - 119	93	1.6	18.9

(Note: the historic drilling results have not been verified and the true thickness of the zone is not known.)

Surface rock chip and trench sampling by Golden Arch Resources between 2003 and 2005 from three separate zones in the project area has returned values of copper, silver and trace gold as summarized below:

Zones		Length or Area in meters	Copper %	Silver g/t	Gold g/t
Area A	20 Rock chip samples Trenching	500x500 60 meters	0.10 – 0.85 0.38 – 1.02	0.3 - 169.0 16.0 – 54.2	0.10 – 2.10 0.14 – 0.24
Area B	22 Rock chip samples	500 x 250	0.0 – 1.95	0.3 – 99.6	0.0 – 0.15
Area C	21 Rock chip samples Trenching	300 x 500 180 meters	0.00 0 1.57 0.76 – 0.94	0.2 – 112.2 30.8 – 67.0	0.0 - .35 0.11 – 0.12

Note: The historic rock chip samples in Area A were taken from the area south east from Mildred Peak in rolling topography along with the 60 meters of trenching. Rock chip samples from Area B were taken from the western project area covering 500 meters by 250 meters. The historic surface trenching of 180 meters was taken inside a larger area of 300 meters’ x 500 meters and is along a hill slope in the property’s south western quadrant. The trench sampling was confirmed by Enertopia personal during a May 2011 site visit and the sampling results released by Enertopia on August 12, 2011 have confirmed the historic sample numbers.

Area B and C are separated by a distance of 1,000 meters running NE to SW and Area A is 800 meters to the ENE of Area B.

Historic work at Mildred Peak goes back to the late 1800’s. The property has multiple historic exploration pits where high grade gold and silver were mined in the past. The Jupiter and Gold Bullion mines at the northern end of the project area were the two main producing mines with limited production of high grade gold-silver material. Past work had focused on sourcing additional high grade deposits.

Enertopia believes there are near term opportunities to potentially identify ounces in the ground from several large areas of near-surface, bulk tonnage style mineralization. Mineralization varies from the north east areas where gold, copper and silver is associated with pervasive siliceous alteration in felsic conglomerates and argillites to the south west areas where mineralization is mainly copper associated with iron and manganese oxides in argillites and felsic volcanics.

The terms of the agreement are as follows: Enertopia has previously paid $15,000 and is obligated to make $866,000 in additional cash payments staged over 5 years. Enertopia will also issue 1,000,000 common shares in payments over a 4-year period. In return, Enertopia will acquire a 100% interest in the Mildred Peak property, subject only to a 2.5% Net Smelter Returns Royalty.

“We are excited about signing the definitive agreement on Mildred Peak. Our due diligence has confirmed multiple targets for the discovery of potentially significant gold, copper, and silver mineralization,” said Robert McAllister, President. “We will initially focus on the potential for bulk tonnage mineralization by following up the historical surface sampling an initiating a comprehensive drill program.”

Donald Findlay, MSc. Geo., a Qualified Person under the meaning of Canadian National Instrument 43-101, is responsible for the technical content of this press release.

About Enertopia

Enertopia’s (www.enertopia.com) shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6422

Media Contact:
Pat Beechinor, Media Relations, Enertopia Corporation
403.463.4119 or beechinor@utopia2030.com

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding potential reserves, exploration results, development or production programs, capital and operating expenditures, future revenue estimates, ability to produce or concentrate, availability of future financing and future plans and objectives of Enertopia Corporation. Actual results relating to, among other things, reserves, results of exploration, capital costs, corporate finance, and production costs could differ materially from those currently anticipated in such statements. Some but not all of the factors affecting forward-looking statements include: the speculative nature of mining exploration, production and development activities; changes in reserve estimates; the productivity of Enertopia's proposed properties; changes in the operating costs; changes in economic conditions and conditions in the resource, foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates; technological, and mechanical and operational difficulties encountered in connection with Enertopia’s exploration and development activities. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company. There is no assurance that the Company will make all the required payments of cash and/or stock in future years that are required to acquire the Mildred Peak interest.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.